FILED PURSUANT TO RULE 424(B)(5)
REGISTRATION NO: 333-183516

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUPPLEMENT (Subject to Completion)

(To Prospectus dated August 23, 2012)

Issued November 4, 2014

SunTrust Banks, Inc.

                Depositary Shares Each Representing a 1/100th Interest

in a Share of Fixed-to-Floating Rate Perpetual Preferred Stock, Series F

Each of the                  depositary shares offered hereby represents a 1/100th ownership interest in a share of Fixed-to-Floating Rate Perpetual Preferred Stock, Series F (the “Shares” or the “Series F Preferred Stock”), $100,000 liquidation preference per share (equivalent to $1,000 per depositary share), of SunTrust Banks, Inc. (“SunTrust”) deposited with U.S. Bank National Association, as depositary. The depositary shares are evidenced by depositary receipts. As a holder of depositary shares, you are entitled to all proportional rights and preferences of the Series F Preferred Stock (including dividend, voting, redemption and liquidation rights). You must exercise such rights through the depositary.

Holders of Series F Preferred Stock will be entitled to receive dividend payments only when, as and if declared by our board of directors or a duly authorized committee of the board. Dividends will be payable from the date of original issue to, but excluding, December 15, 2019 at a rate of         % per annum, payable semi-annually, in arrears, on June 15 and December 15 of each year, beginning on June 15, 2015 and ending on December 15, 2019. From and including December 15, 2019, we will pay dividends when, as, and if declared by our board of directors or such committee at a floating rate equal to three-month LIBOR plus a spread of         % per annum, payable quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning on March 15, 2020.

Dividends on the Shares will be non-cumulative. In the event dividends are not declared on Series F Preferred Stock for payment on any dividend payment date, then those dividends will not be cumulative and will not accrue or be payable, and if we have not declared a dividend before the dividend payment date for any dividend period, we will have no obligation to pay dividends for that dividend period, whether or not dividends on the Series F Preferred Stock are declared for any future dividend period.

On any dividend payment date occurring on or after December 15, 2019 we may redeem the Series F Preferred Stock, in whole or in part, at a redemption price of $100,000 per Share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends. In addition, we may redeem the Series F Preferred Stock, in whole but not in part, at any time within 90 days following a Regulatory Capital Event (as defined herein), at a redemption price of $100,000 per Share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends. The Series F Preferred Stock will not have voting rights, except as set forth under “Description of Series F Preferred Stock—Voting Rights” beginning on page S-19.

We do not intend to list the depositary shares or the Series F Preferred Stock on any securities exchange.

Neither the Series F Preferred Stock nor the depositary shares are savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Investing in the depositary shares involves risk. See “Risk Factors” beginning on page S-9 of this prospectus supplement to read about factors you should consider before investing in the depositary shares.

Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System (the “Federal Reserve”) nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Depositary Share	Total
Initial public offering price(1)	$	$
Underwriting discount	$	$
Proceeds, before expenses, to SunTrust Banks, Inc.	$	$

(1)    The initial public offering price set forth above does not include dividends, if any, that may be declared. Dividends, if declared, will be calculated from the date of original issuance, which is expected to be November     , 2014.

The underwriters expect to deliver the depositary shares in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on November     , 2014. Beneficial interests in the depositary shares will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants, including Clearstream Banking, société anonyme, Luxembourg and Euroclear Bank S.A./N.V.

SunTrust Robinson Humphrey, Inc., our subsidiary, is participating in this offering of depositary shares as an underwriter. Accordingly, this offering is being conducted in compliance with the provisions of Financial Industry Regulatory Authority (“FINRA”) Rule 5121.

Joint Bookrunners

Goldman, Sachs & Co.	Morgan Stanley	SunTrust Robinson Humphrey

Prospectus Supplement dated November     , 2014

Prospectus Supplement

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading “Where You Can Find More Information.”

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “SunTrust,” “we,” “us,” “our” or similar references mean SunTrust Banks, Inc. and its subsidiaries.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus filed by us with the SEC and the documents referred to in this prospectus supplement and which are made available to the public. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or any free writing prospectus filed by us with the SEC or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase, any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. To receive copies of public records not posted to the SEC’s web site at prescribed rates, you may complete an online form at http://www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call 212-656-3000.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act” (other than, in each case, information deemed to have been furnished and not filed in accordance with SEC rules), prior to the termination of the offering:

•	Annual Report on Form 10-K for the year ended December 31, 2013;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014; and

•

Current Reports on Form 8-K dated December 11, 2013 (Form 8-K/A filed February 24, 2014), January 21, 2014, February 11, 2014, March 26, 2014, April 22, 2014, April 24, 2014, June 17, 2014, July 3, 2014, August 12, 2014, September 9, 2014 (Item 8.01 only) and November 4, 2014.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing or calling us at the following address:

SunTrust Banks, Inc.

303 Peachtree Street, NE

Atlanta, Georgia 30308

Telephone: 404-588-7711

Attn: Corporate Secretary

We have also filed a registration statement (No. 333-183516) with the SEC relating to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the depositary shares and the Series F Preferred Stock. The registration statement may contain additional information that may be important to you.

Unless otherwise indicated, currency amounts in this prospectus supplement are stated in U.S. dollars.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information included or incorporated by reference in this prospectus supplement may contain forward-looking statements, including statements about credit quality and the future prospects of SunTrust. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.”

Such statements are based upon the current beliefs and expectations of SunTrust’s management and on information currently available to management. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, or the “Securities Act,” and Section 21E of the Exchange Act. Such statements speak as of the date hereof, and SunTrust does not assume any obligation to update the statements included or incorporated by reference herein or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.

Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements can be found beginning on page 8 of SunTrust’s Annual Report on Form 10-K for the year ended December 31, 2013 and elsewhere in SunTrust’s periodic reports and Current Reports filed on Form 8-K with the SEC and available at the SEC’s internet site (http://www.sec.gov). Those factors include:

•	our framework for managing risks may not be effective in mitigating risk and loss to us;

•

as one of the largest lenders in the Southeast and Mid-Atlantic United States and a provider of financial products and services to consumers and businesses across the United States, our financial results have been, and may continue to be, materially affected by general economic conditions, particularly unemployment levels and home prices in the United States, and a deterioration of economic conditions or of the financial markets may materially adversely affect our lending and other businesses and our financial results and condition;

•

legislation and regulation, including the Dodd-Frank Act, as well as future legislation and/or regulation, could require us to change certain of our business practices, reduce our revenue, impose additional costs on us, or otherwise adversely affect our business operations and/or competitive position;

•	we are subject to capital adequacy and liquidity guidelines and, if we fail to meet these guidelines, our financial condition would be adversely affected;

•	loss of customer deposits and market illiquidity could increase our funding costs;

•	we rely on the mortgage secondary market and government-sponsored enterprises for some of our liquidity;

•	we are subject to credit risk;

•	our allowance for loan and lease losses may not be adequate to cover our eventual losses;

•	we may have more credit risk and higher credit losses to the extent that our loans are concentrated by loan type, industry segment, borrower type, or location of the borrower or collateral;

•	we will realize future losses if the proceeds we receive upon liquidation of nonperforming assets are less than the carrying value of such assets;

•

a downgrade in the U.S. government’s sovereign credit rating, or in the credit ratings of instruments issued, insured or guaranteed by related institutions, agencies or instrumentalities, could result in risks to us and general economic conditions that we are not able to predict;

•	weakness in the real estate market, including the secondary residential mortgage loan markets, has adversely affected us and may continue to adversely affect us;

•

we are subject to certain risks related to originating and selling mortgages, and may be required to repurchase mortgage loans or indemnify mortgage loan purchasers as a result of breaches of representations and warranties, borrower fraud, or certain breaches of our servicing agreements, and this could harm our liquidity, results of operations, and financial condition;

•	financial difficulties or credit downgrades of mortgage and bond insurers may adversely affect our servicing and investment portfolios;

•

we face certain risks as a servicer of loans, and may be terminated as a servicer or master servicer, be required to repurchase a mortgage loan or reimburse investors for credit losses on a mortgage loan, or incur costs, liabilities, fines and other sanctions, if we fail to satisfy our servicing obligations, including our obligations with respect to mortgage loan foreclosure actions;

•	we are subject to risks related to delays in the foreclosure process;

•	we are subject to risks related to delays in the foreclosure process;

•	we face risks related to recent mortgage settlements;

•	we may continue to suffer increased losses in our loan portfolio despite enhancement of our underwriting policies and practices;

•	our mortgage production and servicing revenue can be volatile;

•	changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity;

•	changes in interest rates could also reduce the value of our mortgage servicing rights and mortgages held for sale, reducing our earnings;

•	the fiscal and monetary policies of the federal government and its agencies could have a material adverse effect on our earnings;

•	clients could pursue alternatives to bank deposits, causing us to lose a relatively inexpensive source of funding;

•	consumers may decide not to use banks to complete their financial transactions, which could affect net income;

•	we have businesses other than banking which subject us to a variety of risks;

•	hurricanes and other disasters may adversely affect loan portfolios and operations and increase the cost of doing business;

•	negative public opinion could damage our reputation and adversely impact business and revenues;

v

•	we rely on other companies to provide key components of our business infrastructure;

•

a failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors and other service providers, including as a result of cyber-attacks, could disrupt our businesses, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses;

•	the soundness of other financial institutions could adversely affect us;

•	we depend on the accuracy and completeness of information about clients and counterparties;

•	competition in the financial services industry is intense and could result in losing business or margin declines;

•	maintaining or increasing market share depends on market acceptance and regulatory approval of new products and services;

•	our ability to receive dividends from our subsidiaries could affect our liquidity and ability to pay dividends;

•	disruptions in our ability to access global capital markets may adversely affect our capital resources and liquidity;

•	any reduction in our credit rating could increase the cost of our funding from the capital markets;

•	we have in the past and may in the future pursue acquisitions, which could affect costs and from which we may not be able to realize anticipated benefits;

•	we are subject to certain litigation, and our expenses related to this litigation may adversely affect our results;

•	we may incur fines, penalties and other negative consequences from regulatory violations, possibly even inadvertent or unintentional violations;

•	we depend on the expertise of key personnel, and if these individuals leave or change their roles without effective replacements, operations may suffer;

•

we may not be able to hire or retain additional qualified personnel and recruiting and compensation costs may increase as a result of turnover, both of which may increase costs and reduce profitability and may adversely impact our ability to implement our business strategies;

•	our accounting policies and processes are critical to how we report our financial condition and results of operations, and require management to make estimates about matters that are uncertain;

•	changes in our accounting policies or in accounting standards could materially affect how we report our financial results and condition;

•	our stock price can be volatile;

•	our disclosure controls and procedures may not prevent or detect all errors or acts of fraud;

•	our financial instruments carried at fair value expose us to certain market risks;

•	our revenues derived from our investment securities may be volatile and subject to a variety of risks; and

•	we may enter into transactions with off-balance sheet affiliates or our subsidiaries.

SUMMARY

The following information should be read together with the information contained in or incorporated by reference in other parts of this prospectus supplement and in the accompanying prospectus. It may not contain all the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before making a decision about whether to invest in the depositary shares representing interests in our Series F Preferred Stock.

SunTrust Banks, Inc.

SunTrust Banks, Inc., with total assets of $186.8 billion as of September 30, 2014, is one of the nation’s largest commercial banking organizations whose businesses provide a broad range of financial services to consumer, business, and corporate clients.

Through our flagship subsidiary, SunTrust Bank, we offer a full line of financial services for consumers and businesses including deposit, credit, mortgage banking, and trust and investment services. Additional subsidiaries provide asset management, securities brokerage, and capital market services. SunTrust’s client base encompasses a broad range of individuals and families, businesses, institutions, and governmental agencies.

SunTrust enjoys strong market positions in some of the highest–growth markets in the United States and also serves clients in selected markets nationally. Our priorities include consistency in financial performance, quality in customer service and a strong commitment to all segments of the communities we serve.

As of September 30, 2014, SunTrust had 1,454 retail and specialized service branches and 2,192 ATMs, which are located primarily in Florida, Georgia, Maryland, North Carolina, South Carolina, Tennessee, Virginia and the District of Columbia. In addition, SunTrust provides clients with a selection of branch-based and technology-based banking channels, including the internet, mobile, ATMs, and telebanking. Our internet address is www.suntrust.com. Information presented on or accessed through our web site is not incorporated into, or made a part of, this prospectus supplement.

As of September 30, 2014, SunTrust had total assets under advisement of $149.6 billion. This includes $103.2 billion in trust assets as well as $46.4 billion in retail brokerage assets. SunTrust’s mortgage servicing portfolio was $135.8 billion as of September 30, 2014.

Our principal executive offices are located at SunTrust Banks, Inc., 303 Peachtree Street, NE, Atlanta, Georgia 30308. Our telephone number is 404-588-7711.

Summary of the Offering

The following summary contains basic information about the depositary shares representing interests in our Series F Preferred Stock and the offering and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of these securities, you should read the sections of this prospectus supplement entitled “Description of the Series F Preferred Stock” and “Description of the Depositary Shares.”

Issuer	SunTrust Banks, Inc.

Securities Offered	depositary shares, each representing a 1/100th ownership interest in a share of Fixed-to-Floating Rate Perpetual Preferred Stock, Series F, no par value (the “Shares” or the “Series F Preferred Stock”), with a liquidation preference of $100,000 per Share (equivalent to $1,000 per depositary share) and $ in the aggregate, of SunTrust. Each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a Share represented by such depositary share, to all the rights and preferences of the Shares represented thereby (including dividend, voting, redemption and liquidation rights).

SunTrust may from time to time elect to issue additional depositary shares representing additional Shares, and all such additional Shares will be deemed to form a single series with the Shares represented by the depositary shares offered hereby.

Dividends	Dividend Rate. Dividends on the Shares will accrue at a rate equal to (i) % per annum for each semi-annual dividend period from the issue date of the depositary shares to, but excluding, December 15, 2019, (the “Fixed Rate Period”) and (ii) three-month LIBOR plus a spread of % per annum, for each quarterly dividend period from December 15, 2019 through the redemption date of the Preferred Stock, if any (the “Floating Rate Period”).

Dividend Payment Dates. During the Fixed Rate Period, we will pay dividends on the Preferred Stock semi-annually, in arrears, on June 15 and December 15 of each year, beginning on June 15, 2015 and ending on December 15, 2019, and during the Floating Rate Period, we will pay dividends on the Preferred Stock quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning on March 15, 2020, subject to adjustment in the case that a dividend payment date after December 15, 2019 falls on a day that is not a business day as described under “Description of Series F Preferred Stock—Dividends” below.

Declaration of Dividends, etc. Holders of Shares will be entitled to receive cash dividends, only when, as and if declared by SunTrust’s board of directors or a duly authorized committee of the board, payable at the dividend rate applied to the liquidation preference per Share.

Non-Cumulative Dividends. Dividends on the Shares will be non-cumulative. For any dividend payment date we will have no obligation to pay dividends for the corresponding dividend period after that dividend payment date or to pay interest with respect to those dividends, whether or not we declare dividends on the Shares for any subsequent dividend period.

Redemption	On any dividend payment date occurring on or after December 15, 2019, we may redeem the Shares, in whole or in part, at a redemption price equal to $100,000 per Share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without regard to any undeclared dividends.

In addition, we may redeem the Shares, in whole but not in part, at any time within 90 days following a Regulatory Capital Event (as defined herein), at a redemption price equal to $100,000 per Share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without regard to any undeclared dividends.

The Shares will not be subject to any sinking fund or other obligation of SunTrust to redeem, repurchase or retire the Shares.

Ranking	The Shares:

•

will rank senior to SunTrust’s junior stock with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up. Junior stock includes SunTrust’s common stock and any other class of stock that ranks junior to the Shares either as to the payment of dividends or as to the distribution of assets upon any liquidation, dissolution or SunTrust’s winding-up.

•

will rank equally with SunTrust’s outstanding Perpetual Preferred Stock, Series A, Perpetual Preferred Stock, Series B and Perpetual Preferred Stock, Series E and at least equally with each other series of parity stock that SunTrust may issue with respect to the payment of dividends and distributions upon liquidation, dissolution or SunTrust’s winding-up.

During any dividend period, so long as any Shares remain outstanding, unless (a) the full dividends for the then-current dividend period on all outstanding Shares have been paid, or declared and funds set aside therefor and (b) we are not in default on our obligation to redeem any Shares that have been called for redemption as described herein:

•	no dividend whatsoever shall be paid or declared on SunTrust’s common stock or other junior stock, other than:

•	a dividend payable in junior stock;

•	cash in lieu of fraction shares in connection with such dividend; or

•	any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan;

•	no common stock or other junior stock shall be purchased, redeemed or otherwise acquired for consideration by SunTrust, other than:

•	as a result of a reclassification of junior stock for or into other junior stock;

•	the exchange or conversion of one share of junior stock for or into another share of junior stock;

•	through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock;

•

purchases, redemptions or other acquisitions of shares of junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

•

purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan;

•	purchases of shares of junior stock by any investment banking subsidiary of SunTrust in connection with the distribution thereof;

•

purchases of shares of junior stock by any investment banking subsidiary of SunTrust in connection with market-making or other secondary-market activities in the ordinary course of business of the subsidiary; or

•	the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; and

•

no shares of parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series F Preferred Stock and such parity stock except:

•	as a result of a reclassification of parity stock for or into other parity stock;

•	the exchange or conversion of one share of parity stock for or into another share of parity stock;

•	through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock;

•

purchases, redemptions or other acquisitions of shares of parity stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

•

purchases of shares of parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan;

•	purchases of shares of parity stock by any investment banking subsidiary of SunTrust in connection with the distribution thereof;

•

purchases of shares of parity stock by any investment banking subsidiary of SunTrust in connection with market-making or other secondary-market activities in the ordinary course of business of the subsidiary; or

•	the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, upon the Shares and other equity securities designated as ranking on parity with the Shares as to payment of dividends, all dividends paid or declared for payment on that dividend payment date with respect to the Shares and any such dividend parity stock shall be shared first ratably by the holders of any such shares who have the right to receive dividends with respect to prior dividend periods, in proportion to the respective amounts of the unpaid dividends relating to prior dividend periods, and thereafter by the holders of these shares on a pro rata basis.

Liquidation Rights

Upon SunTrust’s voluntary or involuntary liquidation, dissolution or winding-up, holders of depositary shares representing the Shares are entitled to receive out of SunTrust’s assets that are available for distribution to shareholders, before any distribution is made to holders of common stock or other junior stock, a liquidating distribution in the amount of $100,000 per Share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without regard for any undeclared dividends. Distributions will be made pro rata as to the Shares and any other parity stock and only to the extent of SunTrust’s assets, if any, that are available after satisfaction of all liabilities to creditors.

Voting Rights	Holders of depositary shares representing the Shares will have no voting rights, except as provided below or as otherwise provided by applicable law. Holders of depositary shares must act through the depositary to exercise any voting rights.

If and when dividends payable on the Shares and on any other class or series of stock of SunTrust ranking on a parity with the Shares as to payment of dividends and that have equivalent voting rights (including the Perpetual Preferred Stock, Series A, Perpetual Preferred Stock, Series B, and Perpetual Preferred Stock, Series E) (“voting parity stock”) shall have not been declared and paid in an aggregate amount equal, as to any such class or series, to at least six quarterly dividends (whether or not consecutive), the number of directors then constituting SunTrust’s board of directors will be increased by two and the holders of Shares, together with the holders of all other affected classes and series of voting parity stock, voting as a single class, shall be entitled to elect the two additional directors at any annual meeting of shareholders or any special meeting of holders of Shares and holders of voting parity stock. In the case of the Shares, these voting rights shall continue until full dividends have been paid for at least one year.

Additionally, so long as any Shares remain outstanding, the affirmative vote of the holders of at least two-thirds of the Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), will be required to:

•

authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up, or reclassify any authorized shares of capital stock into Shares; or

•

amend, alter or repeal the provisions of our articles of incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Shares or the holders thereof.

Maturity	The Shares do not have any maturity date, and SunTrust is not required to redeem the Shares. Accordingly, the Shares will remain outstanding indefinitely, unless and until SunTrust decides to redeem them. SunTrust may not redeem the Shares without receiving the prior approval of the Federal Reserve.

Preemptive Rights	Holders of depositary shares representing the Shares will have no preemptive rights.

Tax Consequences	Dividends paid to U.S. holders should generally be taxable as dividend income to the extent paid out of our earnings and profits (as determined for tax purposes). Dividends paid to corporate U.S. holders generally should be eligible for the dividends-received deduction, subject to certain conditions and limitations. For further information, see “United States Federal Tax Consequences to Holders of Depositary Shares” in this prospectus supplement.

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $ , after expenses and underwriting commissions. We intend to use the net proceeds for general corporate purposes. For further information, see “Use of Proceeds” in this prospectus supplement.

Registrar, Transfer Agent and Paying Agent	Computershare Trust Company, N.A.

Depositary	U.S. Bank National Association.

Calculation Agent	U.S. Bank National Association.

Conflicts of Interest	SunTrust Robinson Humphrey, Inc., our subsidiary, is participating in this offering of depositary shares as an underwriter. Accordingly, this offering is being conducted in compliance with the provisions of FINRA Rule 5121. SunTrust Robinson Humphrey, Inc. is not permitted to sell the depositary shares in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the customer to which the account relates.

In the future, SunTrust Robinson Humphrey, Inc. or our other affiliates may repurchase and resell the depositary shares in market-making transactions, with resales being made at prices related to prevailing market prices at the time of the resale or at negotiated prices.

Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

The following table shows the ratio of earnings to fixed charges of our company, which includes our subsidiaries, on a consolidated basis. The ratio of earnings to fixed charges has been computed by dividing:

•	net income excluding income taxes plus fixed charges, by

•	fixed charges.

The ratio of earnings to combined fixed charges and preferred stock dividends has been computed by dividing:

•	net income excluding income taxes plus fixed charges, by

•	fixed charges plus preferred stock dividends.

Fixed charges represent interest expense, either including or excluding interest on deposits as set forth below, and the portion of net rental expense deemed to be equivalent to interest on long-term debt. Interest expense, other than on deposits, includes interest on long-term debt, funds purchased and securities sold under agreements to repurchase, trading liabilities and other short-term borrowings.

	Nine Months Ended September 30(2)		Year Ended December 31(2)
	2014	2013	2013	2012	2011	2010	2009
Ratio of Earnings to Fixed Charges
Including interest on deposits	4.68x	3.33x	3.67x	4.26x	1.65x	1.03x	NM	(1)
Excluding interest on deposits	6.93x	5.43x	5.99x	7.60x	2.36x	1.07x	NM	(1)
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
Including interest on deposits	4.35x	3.11x	3.41x	4.18x	1.44x	0.88x	NM	(1)
Excluding interest on deposits	6.18x	4.79x	5.26x	7.30x	1.80x	0.77x	NM	(1)

(1)	NM-not meaningful. For the year ended December 31, 2009, earnings were inadequate to cover fixed charges by $2.5 billion and combined fixed charges and preferred stock dividends by $2.7 billion. Earnings included a $751 million non-cash goodwill impairment charge in 2009, as well as elevated provision for credit losses.

(2)	Ratios for periods prior to January 1, 2014 have been restated in accordance with our adoption of ASU 2014-01, “Investments—Equity Method and Joint Ventures: Accounting for Investments in Qualified Affordable Housing Projects”.

RISK FACTORS

An investment in the depositary shares involves certain risks. You should carefully consider the risks related to the depositary shares and the Series F Preferred Stock described below, the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2013, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks related to the depositary shares and faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus.

You Are Making an Investment Decision with Regard to the Depositary Shares as well as the Series F Preferred Stock.

As described in this prospectus supplement and the accompanying prospectus, we are issuing depositary shares representing fractional interests in shares of Series F Preferred Stock. Accordingly, the depositary will rely on the payments it receives on the Series F Preferred Stock to fund all payments on the depositary shares. You should carefully review the information in this prospectus supplement and the accompanying prospectus regarding both of these securities before making an investment decision.

The Series F Preferred Stock Is Equity and Is Subordinate to our Existing and Future Indebtedness.

The Shares are equity interests in SunTrust and do not constitute indebtedness. As such, the Shares will rank junior to all indebtedness and other non-equity claims on SunTrust with respect to assets available to satisfy claims on SunTrust, including in a liquidation of SunTrust. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Shares (1) dividends are payable only if declared by our board of directors and (2) as a corporation, we are subject to restrictions on payments of dividends and redemption price out of lawfully available funds.

Also, as a bank holding company, SunTrust’s ability to declare and pay dividends is dependent on certain federal regulatory considerations. SunTrust has issued and outstanding debt securities under which we may defer interest payments from time to time, but in that case we would not be permitted to pay dividends on any of our capital stock, including the Shares, during the deferral period.

Additional Issuances of Preferred Stock or Securities Convertible into Preferred Stock May Dilute Existing Holders of the Depositary Shares.

We may, in the future, determine that it is advisable, or we may encounter circumstances where we determine it is necessary, to issue additional shares of preferred stock, securities convertible into, exchangeable for or that represent an interest in preferred stock, or preferred stock-equivalent securities. Our board of directors is authorized to cause us to issue one or more classes or series of preferred stock from time to time without any action on the part of the stockholders, including issuing additional Shares or additional depositary shares. Our board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over the Series F Preferred Stock with respect to dividends or upon our dissolution, winding-up and liquidation and other terms. Though the approval of holders of depositary shares representing interests in the Series F Preferred Stock will be needed to issue any equity security ranking senior to the Series F Preferred Stock, if we issue preferred stock in the future that has preference over the Series F Preferred Stock with respect to the payment of dividends or upon liquidation, or if we issue preferred stock with voting rights that dilute the voting power of the Series F Preferred Stock or depositary shares, the rights of holders of the depositary shares or the market price of the depositary shares could be adversely affected. The market price of the depositary shares could decline as a result of these other offerings, as well as other sales of a large block of depositary shares, Series F Preferred Stock or similar securities in the market thereafter, or the perception that such sales could occur. Holders of the Series F Preferred Stock or depositary shares are not entitled to preemptive rights or other protections against dilution.

Investors Should Not Expect SunTrust to Redeem the Shares on the Date They First Become Redeemable or on any Particular Date After They Become Redeemable.

The Shares are perpetual equity securities. The Shares have no maturity or mandatory redemption date and are not redeemable at the option of investors. By their terms, the Shares may be redeemed by us at our option either in whole or in part on any dividend payment date occurring on or after December 15, 2019. Any decision we may make at any time to propose a redemption of the Shares will depend, among other things, upon our evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, earnings and growth strategy, as well as general market conditions at such time. Our right to redeem the Shares is subject to the limitation described below. Accordingly, investors should not expect us to redeem the Shares on the date they first become redeemable or on any particular date thereafter.

Under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, any redemption of the Shares is subject to prior approval of the Federal Reserve. There can be no assurance that the Federal Reserve will approve any redemption of the Shares that we may propose. We understand that the factors that the Federal Reserve will consider in evaluating a proposed redemption include its evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, earnings and growth strategy, and other supervisory considerations.

SunTrust May Be Able to Redeem the Shares prior to the Dividend Payment Date in June 2023.

By their terms, the Shares may be redeemed by SunTrust prior to the dividend payment date in June 2023 upon the occurrence of certain events involving the capital treatment of the Shares. In particular, upon SunTrust’s determination in good faith that an event has occurred that would constitute a Regulatory Capital Event (as defined herein), SunTrust may, at its option at any time within 90 days following such Regulatory Capital Event, redeem in whole but not in part the Shares, subject to regulatory approval. See “Description of the Series Preferred Stock—Redemption.”

If a Regulatory Capital Event occurs, SunTrust would have the right, subject to regulatory approval, to redeem the Shares in accordance with their terms prior to the dividend payment date in December 2019 at a redemption price equal to $100,000 per Share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends.

Dividends on the Shares Will Be Non-Cumulative.

Dividends on the Series F Preferred Stock are discretionary and will not be cumulative. If our board of directors does not authorize and declare a dividend for any dividend period, holders of depositary shares would not be entitled to receive any such dividend, and any such unpaid dividend will not accrue or be payable. We will have no obligation to pay dividends for a dividend period after the dividend payment date for that period if our board of directors has not declared such dividend before the related dividend payment date, whether or not dividends are declared for any subsequent dividend period with respect to the Shares or any other preferred stock we have issued or may issue.

The dividend rate will vary commencing on December 15, 2019 and any dividends declared may be less than the initial fixed annual rate of         % in effect until December 15, 2019.

The annual dividend rate on the Shares commencing on December 15, 2019 will equal three-month LIBOR plus a spread of % per annum. Therefore, any dividends declared after December 15, 2019 may vary from period to period and could be more or less than the fixed rate for the initial ten-year period. SunTrust has no control over a number of factors that may affect market interest rates, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the markets generally and that are important in determining the existence, magnitude, and longevity of market rate risk.

The historical levels of three-month LIBOR are not an indication of the future levels of three-month LIBOR.

In the past, the level of three-month LIBOR has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of three-month LIBOR are not necessarily indicative of future levels. Any historical upward or downward trend in three-month LIBOR is not an indication that three-month LIBOR is more or less likely to increase or decrease at any time during the Floating Rate Period, and you should not take the historical levels of three-month LIBOR as an indication of its future performance.

Our Results of Operations and Our Ability to Fund Dividend Payments and All Payments on Our Other Obligations Depend Upon the Results of Operations of Our Subsidiaries.

SunTrust Banks, Inc. is a separate and distinct legal entity from our banking and non-banking subsidiaries. Our principal source of funds to make payments on securities is dividends from our banking subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that our banking and non-banking subsidiaries may pay to us without regulatory approval. In particular, dividend and other distributions from our bank subsidiary to us would require notice to or approval of the applicable regulatory authority. There can be no assurances that we would receive such approval.

In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, such authority may require, after notice and hearing, that such bank cease and desist from such practice. Depending on the financial condition of our banking subsidiaries, the applicable regulatory authority might deem us to be engaged in an unsafe or unsound practice if our banking subsidiaries were to pay dividends. The Federal Reserve has issued policy statements generally requiring insured banks and bank holding companies only to pay dividends out of current operating earnings.

Payment of dividends could also be subject to regulatory limitations if any of our banking subsidiaries became “under-capitalized” for purposes of the “prompt corrective action” regulations of the federal bank regulatory agencies that are the primary regulators of our banking subsidiaries.

Furthermore, our right to participate in any distribution of assets of any of our subsidiaries upon its liquidation or otherwise, and thus your ability as a holder of the depositary shares to benefit indirectly from such distribution, will be subject to the prior claims of creditors of such subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, our depositary shares are effectively subordinated to all existing and future liabilities and obligations of our subsidiaries.

If We Are Deferring Payments on our Outstanding Junior Subordinated Debt Securities or Are in Default Under the Indentures Governing Those Securities, We Will Be Prohibited from Making Distributions on or Redeeming the Shares.

The terms of our outstanding junior subordinated debt securities prohibit us from declaring or paying any dividends or distributions on the Shares, or redeeming, purchasing, acquiring or making a liquidation payment with respect to the Shares, if we are aware of any event that would be an event of default under the indenture governing those junior subordinated debt securities or at any time when we have deferred interest thereunder.

Holders of Shares Will Have Limited Voting Rights.

Holders of the depositary shares or the Shares have no voting rights with respect to matters that generally require the approval of voting shareholders, except as required by law and as provided below under “Description of the Series F Preferred Stock—Voting Rights.”

General Market Conditions and Unpredictable Factors Could Adversely Affect Market Prices for the Depositary Shares.

There can be no assurance about the market prices for the depositary shares. Several factors, many of which are beyond our control, will influence the market value of the depositary shares. Factors that might influence the market value of the depositary shares include:

•	whether dividends have been declared and are likely to be declared on the Shares from time to time;

•	our creditworthiness;

•	the market for similar securities; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally.

Accordingly, the depositary shares that an investor purchases, whether in this offering or in the secondary market, may trade at a discount to the price that the investor paid for the depositary shares.

A Downgrade, Suspension or Withdrawal of Any Rating Assigned by a Rating Agency to SunTrust or Our Securities, Including the Depositary Shares and the Series F Preferred Stock, Could Cause the Liquidity or Trading Price of the Depositary Shares to Decline Significantly.

Real or anticipated changes in the credit ratings assigned to the depositary shares, the Series F Preferred Stock or our credit ratings generally could affect the trading price of the depositary shares. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the financial services industry as a whole and may change their credit rating for us and our securities, including the Series F Preferred Stock and depositary shares, based on their overall view of our industry. A future downgrade, withdrawal, or the announcement of a possible downgrade or withdrawal in the ratings assigned to the depositary shares, the Series F Preferred Stock, us or our other securities, or any perceived decrease in our creditworthiness could cause the trading price of the depositary shares to decline significantly.

The Shares and the Related Depositary Shares May Not Have an Active Trading Market.

The Shares and the related depositary shares are new issues with no established trading market. The underwriters have advised us that they intend to make a market in the depositary shares. However, they are not obligated to do so and may discontinue any market making in the depositary shares at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the depositary shares will develop, that you will be able to sell your depositary shares at a particular time or that the price you receive when you sell will be favorable.

The Depositary Shares Are not Insured or Guaranteed By the FDIC.

The depositary shares are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency or instrumentality. In addition, the depositary shares are not guaranteed under the FDIC’s Temporary Liquidity Guarantee Program.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $            , after expenses and underwriting commissions. We intend to use the net proceeds for general corporate purposes, which may include securities repurchase programs, capital expenditures, working capital, repayment or reduction of long-term and short-term debt and the financing of acquisitions. Pending such use of the net proceeds, we may invest the proceeds in highly liquid short-term securities.

REGULATORY CONSIDERATIONS

As a financial holding company and a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), SunTrust is subject to regulation, supervision and examination by the Federal Reserve. For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies and their subsidiaries and specific information relevant to SunTrust, please refer to SunTrust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and the subsequent reports we file with the SEC, which are incorporated by reference in this prospectus supplement. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and, after the Dodd-Frank Act and other reforms of recent years, the financial stability of the United States and not for the protection of security holders. As a result of this regulatory framework, SunTrust’s earnings are affected by actions of the Federal Reserve, the FDIC, which insures the deposits of our banking subsidiaries within certain limits, and the SEC, which regulates the activities of certain subsidiaries engaged in the securities business.

SunTrust’s earnings are also affected by general economic conditions, our management policies and legislative action.

In addition, there are numerous governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on SunTrust’s business.

Depository institutions, like SunTrust’s bank subsidiaries, are also affected by various federal and state laws, including those relating to consumer protection and similar matters. SunTrust also has other financial services subsidiaries regulated, supervised and examined by the Federal Reserve, as well as other relevant state and federal regulatory agencies and self-regulatory organizations. SunTrust’s non-bank subsidiaries may be subject to other laws and regulations of the federal government or the various states in which they are authorized to do business.

SELECTED FINANCIAL DATA

The following is selected consolidated financial data for SunTrust for the nine months ended September 30, 2014 and 2013 and the years ended December 31, 2013, 2012 and 2011.

The selected consolidated financial data for the nine months ended September 30, 2014 and 2013 are derived from our unaudited consolidated financial statements filed in a Current Report on Form 8-K dated November 4, 2014. Results for the nine months ended September 30, 2014 are not necessarily indicative of results for any other interim period or for the year as a whole. The selected consolidated financial data for each of the years ended December 31, 2013, 2012 and 2011 are derived from our audited consolidated financial statements. Our consolidated financial statements for each of the three fiscal years ended December 31, 2013, 2012 and 2011 were audited by Ernst & Young LLP, an independent registered public accounting firm. The summary below should be read in conjunction with our unaudited consolidated condensed financial statements included in a Current Report on Form 8-K dated November 4, 2014 and our audited consolidated financial statements, and the related notes thereto, and the other detailed information contained in our Annual Report on Form 10-K for the year ended December 31, 2013. For more information, see the section entitled “Where You Can Find More Information.”

	Nine Months Ended September 30		Year Ended December 31
(Dollars in millions, except per share amounts)	2014	2013	2013	2012	2011

Summary of Operations
Interest income	$4,036	$4,045	$5,388	$5,867	$6,181
Interest expense	407	405	535	765	1,116

Net interest income	3,629	3,640	4,853	5,102	5,065
Provision for credit losses	268	453	553	1,395	1,513

Net interest income after provision for credit losses	3,361	3,187	4,300	3,707	3,552
Noninterest income	2,528	2,401	3,214	5,373	3,421
Noninterest expense	4,134	4,470	5,831	6,283	6,193

Income before provision for income taxes	1,755	1,118	1,683	2,797	780
Provision for income taxes	364	184	322	813	120

Net income including income attributable to noncontrolling interest	1,391	934	1,361	1,984	660
Net income attributable to noncontrolling interest	11	16	17	26	13

Net income	$1,380	$918	$1,344	$1,958	$647

Net income available to common shareholders	$1,343	$884	$1,297	$1,931	$495
Net interest income-FTE(1)	3,734	3,733	4,980	5,225	5,179
Total revenue-FTE(1)	6,262	6,134	8,194	10,598	8,600

Net Income Per Average Common Share
Diluted	$2.51	$1.64	$2.41	$3.59	$0.94
Basic	2.54	1.65	2.43	3.62	0.94
Dividends declared per common share	0.50	0.25	0.35	0.20	0.12

Market Price
High	$41.26	$36.29	$36.99	$30.79	$33.14
Low	36.23	26.93	26.93	18.07	15.79
Close	38.03	32.42	36.81	28.35	17.70

	Nine Months Ended September 30		Year Ended December 31
(Dollars in millions, except per share amounts)	2014	2013	2013	2012	2011
Selected Average Balances
Total assets	$180,098	$172,061	$172,497	$176,134	$172,440
Earning assets	160,491	153,412	153,728	153,479	147,802
Loans	130,010	121,649	122,657	122,893	116,308
Consumer and commercial deposits	130,369	126,947	127,076	126,249	122,672
Total shareholders’ equity	21,972	21,138	21,167	20,495	20,696

As of Period End
Total assets	$186,818	$171,777	$175,335	$173,442	$176,859
Earning assets	165,434	154,802	156,978	151,223	154,696
Loans	132,151	124,340	127,877	121,470	122,495
Allowance for loan and lease losses	1,968	2,071	2,044	2,174	2,457
Consumer and commercial deposits	135,077	126,861	127,735	130,180	125,611
Long-term debt	12,942	9,985	10,700	9,357	10,908
Total shareholders’ equity	22,269	21,070	21,422	20,985	20,066

Financial Ratios and Other Data
Return on average total assets	1.02%	0.71%	0.78%	1.11%	0.38%
Return on average common shareholders’ equity	8.45	5.79	6.34	9.56	2.56
Net interest margin-FTE(1)	3.11	3.25	3.24	3.40	3.50
Efficiency ratio-FTE(1)	66.01	72.88	71.75	59.67	72.49
Allowance to period-end loans	1.49	1.67	1.60	1.80	2.01
Nonperforming assets to total loans plus OREO, other repossessed assets and nonperforming loans held for sale	0.71	1.04	0.91	1.52	2.76
Common dividend payout ratio	19.8	15.2	14.5	5.6	12.9
Full-service banking offices	1,454	1,508	1,497	1,616	1,659
ATMs	2,192	2,846	2,243	2,923	2,899
Full-time equivalent employees	25,074	26,409	26,281	26,778	29,182
Average common shares-diluted (thousands)	535,222	539,488	539,093	538,061	527,618
Average common shares-basic (thousands)	529,429	534,887	534,283	534,149	523,995

Regulatory Capital Ratios(2)
Tier 1 common equity	9.60%	9.94%	9.82%	10.04%	9.22%
Tier 1 capital ratio	10.50	10.97	10.81	11.13	10.90
Total risk-based capital ratio	12.30	13.04	12.81	13.48	13.67
Tier 1 leverage ratio	9.50	9.46	9.58	8.91	8.75

(1)	We present net interest income, total revenue, net interest margin and the efficiency ratio on a fully taxable equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of income from certain loans and investments. We believe this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.

(2)	Ratios as of September 30, 2014 are estimated as of October 17, 2014.

CAPITALIZATION

The following table sets forth the carrying amount of our capitalization, as of September 30, 2014:

•	On an actual basis; and

•	As adjusted to give effect to the sale and issuance of depositary shares, each representing a 1/100th interest in a Share in this offering at an offering price of $1,000 per share.

This table should be read in conjunction with the information set forth under “Selected Financial Data” and our unaudited consolidated financial statements filed in a Current Report on Form 8-K dated November 4, 2014, which are incorporated by reference into this document.

	As of September 30, 2014
(Dollars in millions, except per share amounts)	Actual	As Adjusted
Long-term debt
Subordinated notes and debentures	$1,994		$1,994
Notes issued to trusts formed to issue trust preferred securities	627		627
Other long-term debt	10,321		10,321

Total long-term debt	12,942		12,942

Stockholders’ equity
Series A Preferred Stock, $100,000 Liquidation Preference per share; 1,725 shares outstanding actual and as adjusted	172		172
Series B Preferred Stock, $100,000 Liquidation Preference per share; 1,025 shares outstanding actual and as adjusted	103		103
Series E Preferred Stock, $100,000 Liquidation Preference per share; 4,500 shares outstanding actual and as adjusted	450		450
Series F Preferred Stock, $100,000 Liquidation Preference per share; no shares outstanding actual, shares outstanding as adjusted	—
Common Stock, $1.00 par value per share	550		550
Additional paid in capital	9,090
Retained earnings	13,020		13,020
Treasury stock, at cost, and other	(939)		(939)
Accumulated other comprehensive income, net of tax	(177)		(177)

Total shareholders’ equity	22,269

Total long-term debt and shareholders’ equity	$35,211	$

Capital Adequacy—Current U.S. Standards(1)
Tier 1 common equity	9.60%		%
Tier 1 capital ratio	10.50
Total risk-based capital ratio	12.30
Tier 1 leverage ratio	9.50

(1)	Ratios as of September 30, 2014 are estimated as of October 17, 2014.

DESCRIPTION OF THE SERIES F PREFERRED STOCK

The depositary will be the sole holder of the Shares, as described under “Description of Depositary Shares” below, and all references in this prospectus supplement to the holders of the Shares shall mean the depositary. However, the holders of the depositary shares representing the Shares will be entitled, through the depositary, to exercise the rights and preferences of the holders of the Shares, as described under “Description of Depositary Shares.”

The following is a brief description of the terms of the Shares, which does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our restated articles of incorporation, as amended, including our articles of amendment with respect to the Shares, copies of which are available upon request from us.

General

Under our restated articles of incorporation, as amended, we have authority to issue up to 50 million shares of preferred stock with no par value per share. The Series F Preferred Stock represents a single series of our authorized preferred stock. We are offering                 depositary shares, representing shares of the Series F Preferred Stock by this prospectus supplement and the accompanying prospectus. When issued, at the time or times selected by us in our discretion, the Shares will be validly issued, fully paid and nonassessable. The holders of Shares will be entitled to receive cash dividends when, as and if declared out of assets legally available for payment in respect of the Shares by our board of directors or a duly authorized committee of the board in their sole discretion. Dividends will be non-cumulative, as discussed below under “Dividends.” If we do not declare dividends, then these unpaid dividends will not cumulate, accrue or be payable.

Prior to the issuance of the Shares, we will have filed articles of amendment to our articles of incorporation with respect to the Shares with the Secretary of State of Georgia. When issued, the Shares will have a fixed liquidation preference of $100,000 per share (equivalent to $1,000 per depositary share). The Shares will not be convertible into our common stock or any other class or series of our securities and will not be subject to any sinking fund or any other obligation of us for their repurchase or retirement.

Ranking

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Shares will rank:

•	senior to our common stock and all other equity securities designated as ranking junior to the Shares; and

•

will rank equally with SunTrust’s outstanding Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”) and Perpetual Preferred Stock, Series E (the “Series E Preferred Stock”) and at least equally with all other equity securities designated as ranking on parity with the Shares as to payment of dividends or the amounts to be paid upon liquidation, as applicable.

During any Dividend Period, so long as any Shares remain outstanding, unless (a) the full dividends for the then-current Dividend Period on all outstanding Shares have been paid, or declared and funds set aside therefor and (b) we are not in default on our obligation to redeem any Shares that have been called for redemption as described below under “Redemption”:

•	no dividend whatsoever shall be paid or declared on our common stock or other junior stock, other than:

•	a dividend payable in junior stock;

•	cash in lieu of fraction shares in connection with such dividend; or

•	any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan;

•	no common stock or other junior stock shall be purchased, redeemed or otherwise acquired for consideration by us, other than:

•	as a result of a reclassification of junior stock for or into other junior stock;

•	the exchange or conversion of one share of junior stock for or into another share of junior stock;

•	through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock;

•

purchases, redemptions or other acquisitions of shares of junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

•

purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan;

•	purchases of shares of junior stock by any investment banking subsidiary of SunTrust in connection with the distribution thereof;

•

purchases of shares of junior stock by any investment banking subsidiary of SunTrust in connection with market-making or other secondary-market activities in the ordinary course of business of the subsidiary; or

•	the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; and

•

no shares of parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series F Preferred Stock and such parity stock except:

•	as a result of a reclassification of parity stock for or into other parity stock;

•	the exchange or conversion of one share of parity stock for or into another share of parity stock;

•	through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock;

•

purchases, redemptions or other acquisitions of shares of parity stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

•

purchases of shares of parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan;

•	purchases of shares of parity stock by any investment banking subsidiary of SunTrust in connection with the distribution thereof;

•

purchases of shares of parity stock by any investment banking subsidiary of SunTrust in connection with market-making or other secondary-market activities in the ordinary course of business of the subsidiary; or

•	the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged.

On any Dividend Payment Date (as defined below) for which full dividends are not paid, or declared and funds set aside therefor, upon the Shares and other equity securities designated as ranking on parity with the Shares as to payment of dividends (including the Series A Preferred Stock, Series B Preferred Stock and Series E Preferred Stock) (“dividend parity stock”), all dividends paid or declared for payment on that Dividend Payment Date with respect to the Shares and the dividend parity stock shall be shared:

•

first ratably by the holders of any such shares who have the right to receive dividends with respect to Dividend Periods prior to the then-current Dividend Period, in proportion to the respective amounts of the unpaid dividends relating to prior Dividend Periods; and

•	thereafter by the holders of these shares on a pro rata basis.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other stock ranking equally with or junior to the Shares from time to time out of any funds legally available for such payment, and the Shares shall not be entitled to participate in any such dividend.

Dividends

Dividends on the Shares will not be mandatory. Holders of Shares, in preference to the holders of our common stock and of any other shares of our stock ranking junior to the Shares as to payment of dividends, will be entitled to receive, only when, as and if declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cash dividends. These dividends will be payable at a rate (the “Dividend Rate”) equal to (i)     % per annum for each semi-annual dividend period from the issue date of the depositary shares to, but excluding, December 15, 2019, (the “Fixed Rate Period”) and (ii) three-month LIBOR plus a spread of     % per annum, for each quarterly dividend period from December 15, 2019 through the redemption date of the Preferred Stock, if any (the “Floating Rate Period”), applied to the $100,000 liquidation preference per share (equivalent to $1,000 per depositary share) and will be paid (a) during the Fixed Rate Period, semi-annually, in arrears, on June 15 and December 15 of each year, except as provided below, beginning on June 15, 2015 and ending on December 15, 2019, and (b) during the Floating Rate Period, quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year, except as provided below, beginning on March 15, 2020 (each, a “Dividend Payment Date”), with respect to the Dividend Period, or portion thereof, ending on the day preceding the respective Dividend Payment Date. A “Dividend Period” means each period commencing on (and including) a Dividend Payment Date and continuing to (but not including) the next succeeding Dividend Payment Date, except that the first Dividend Period for the initial issuance of Shares will commence upon the date of original issuance of the Shares. Dividends will be paid to holders of record on the respective date fixed for that purpose by our board of directors or a committee thereof in advance of payment of each particular dividend. The corresponding record dates for the depositary shares will be the same as the record dates for the Shares.

Dividends on the Shares offered hereby will accrue from the original issue date, which is expected to be November     , 2014.

If a day on or before December 15, 2019 that would otherwise be a Dividend Payment Date is not a business day, then such date will nevertheless be a dividend payment date but dividends on the Series F Preferred Stock, when, as and if declared, will be paid on the next succeeding business day (without adjustment in the amount of the dividend per share of the Series F Preferred Stock). If a day after December 15, 2019 that would otherwise be a Dividend Payment Date is not a business day, then the next succeeding business day will be the applicable dividend payment date and dividends, when, as and if declared, will be paid on such next succeeding business day.

Dividends payable on the Shares for the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Shares for the Floating Rate Period will be computed based on the actual number of days in a dividend period and a 360-day year.

The Dividend Rate for each Dividend Period in the Floating Rate Period will be determined by the calculation agent using three-month LIBOR as in effect on the second London banking day prior to the beginning of the dividend period, which date is the “dividend determination date” for the dividend period. The calculation agent then will add three-month LIBOR as determined on the dividend determination date and the applicable spread. Absent manifest error, the calculation agent’s determination of the dividend rate for a dividend period for the Shares will be binding and conclusive on you, the transfer agent, and us. A “London banking day” is any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

The term “three-month LIBOR” means the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000, as that rate appears on Reuters screen page “LIBOR01” at approximately 11:00 a.m., London time, on the relevant dividend determination date. If no offered rate appears on Reuters screen page “LIBOR01” on the relevant dividend determination date at approximately 11:00 a.m., London time, then the calculation agent, after consultation with us, will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, the calculation agent will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the dividend determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable dividend period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, three-month LIBOR for the next dividend period will be equal to three-month LIBOR in effect for the then-current dividend period.

We are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to Georgia state laws relating to the payment of dividends.

Dividends on the Shares offered hereby will be non-cumulative. For any Dividend Payment Date we have no obligation to pay dividends for the corresponding Dividend Period after that Dividend Payment Date or to pay interest with respect to these dividends, whether or not we declare dividends on the Shares for any subsequent Dividend Period.

Conversion Rights

The Shares will not be convertible into shares of any other class or series of our stock.

Redemption

On any dividend payment date occurring on or after December 15, 2019, the Shares will be redeemable at our option, in whole or in part, at a redemption price equal to $100,000 per Share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without regard to any undeclared dividends.

In addition, the Shares may also be redeemed in whole but not in part at any time within 90 days following a Regulatory Capital Event (as defined herein), at a redemption price equal to $100,000 per Share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without regard to any undeclared dividends.

A “Regulatory Capital Event” means the good faith determination by SunTrust that, as a result of (i) any amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any Shares, (ii) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any Shares, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations or policies with respect thereto that is announced after the initial issuance of any Shares, there is more than an insubstantial risk that SunTrust will not be entitled to treat the full liquidation preference amount of $100,000 per Share then outstanding as “Tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for so long as any Share is outstanding.

“Appropriate federal banking agency” means the “appropriate Federal banking agency” with respect to SunTrust as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

Any redemption will be subject to the limitations described below under “—Redemption or Repurchase Subject to Restrictions”. Holders of Shares will have no right to require the redemption or repurchase of the Shares. If notice of redemption of any Shares has been given and if the funds necessary for the redemption have been set aside by us for the benefit of the holders of any Shares so called for redemption, then, from and after the redemption date, those Shares shall no longer be deemed outstanding and all rights of the holders of those Shares (including the right to receive any dividends) will terminate, except the right to receive the redemption price.

If fewer than all of the outstanding Shares are to be redeemed, the Shares to be redeemed will be selected either pro rata from the holders of record of the Shares in proportion to the number of Shares held by those holders or by lot or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable.

We will mail notice of every redemption of Shares by first class mail, postage prepaid, addressed to the holders of record of the Shares to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption (provided, however, that if the Shares or the depositary shares representing the Shares are held in book-entry form through The Depository Trust Company, or “DTC”, we may give this notice in any manner permitted by DTC). Any notice mailed or otherwise given as provided in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives this notice, and failure duly to give this notice by mail or otherwise, or any defect in this notice or in the mailing or provision of this notice, to any holder of Shares designated for redemption will not affect the redemption of any other Shares. Each notice shall state:

•	the redemption date;

•	the number of Shares to be redeemed and, if less than all the Shares held by the holder are to be redeemed, the number of Shares to be redeemed from the holder;

•	the redemption price; and

•	the place or places where the Shares are to be redeemed.

If notice of redemption of any Shares has been given and if the funds necessary for the redemption have been set aside by us for the benefit of the holders of any Shares so called for redemption, then, from and after the redemption date, those Shares shall no longer be deemed outstanding and all rights of the holders of those Shares (including the right to receive any dividends) will terminate, except the right to receive the redemption price.

Redemption or Repurchase Subject to Restrictions

Under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, any redemption of the Shares is subject to prior approval of the Federal Reserve. Subject to this limitation and the terms of any preferred stock ranking senior to the Shares or of any outstanding debt instruments, we or our affiliates may from time to time purchase any outstanding Shares by tender, in the open market or by private agreement.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Shares will be entitled to receive an amount per Share (the “Total Liquidation Amount”) equal to the fixed liquidation preference of $100,000 per Share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without regard to any undeclared dividends. Holders of the Shares will be entitled to receive the Total Liquidation Amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Shares.

The Series F Preferred Stock may be fully subordinate to interests held by the U.S. government in the event of a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

If our assets are not sufficient to pay the Total Liquidation Amount in full to all holders of Shares and all holders of any shares of our stock ranking as to any such distribution on a parity with the Shares, the amounts paid to the holders of Shares and to such other shares will be paid pro rata in accordance with the respective Total Liquidation Amount for those holders. If the Total Liquidation Amount per Share has been paid in full to all holders of Shares and the liquidation preference of any other shares ranking on parity with the Shares has been paid in full, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Shares will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights

Except as indicated below or otherwise required by law, the holders of Shares will not have any voting rights.

Right to Elect Two Directors Upon Non-Payment of Dividends

If and whenever the dividends on the Shares and any other class or series of our stock that is on parity with Shares as to payment of dividends and that has voting rights equivalent to those described in this paragraph (including the Series A Preferred Stock, Series B Preferred Stock and Series E Preferred Stock) (“voting parity stock”) have not been declared and paid in an aggregate amount equal, as to any such class or series, to at least six quarterly dividends (whether or not consecutive), the number of directors then constituting our board of directors will be increased by two. Holders of Shares, together with the holders of all other affected classes and series of voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors (the “Preferred Stock Directors”) at any annual meeting of shareholders or any special meeting of the holders of Shares and any voting parity stock for which dividends have not been paid, called as provided below.

At any time after this voting power has vested as described above, our Secretary may, and upon the written request of holders of record of at least 20% of the outstanding Shares and voting parity stock (addressed to the Secretary at our principal office) must, call a special meeting of the holders of Shares and voting parity stock for the election of the Preferred Stock Directors. Notice for a special meeting will be given in a similar manner to that provided in our by-laws for a special meeting of the shareholders, which we will provide upon request, or as required by law. If our Secretary is required to call a meeting but does not do so within 20 days after receipt of any such request, then any holder of Shares may (at our expense) call such meeting, upon notice as provided in this section, and for that purpose will have access to our stock books. The Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of our shareholders unless they have been previously terminated as described below. In case any vacancy occurs among the Preferred Stock Directors, a successor will be elected by our board of directors to serve until the next annual meeting of the shareholders upon the nomination of the then remaining Preferred Stock Director or, if none remains in office, by the vote of the holders of record of a majority of the outstanding Shares and voting parity stock, voting as a single class. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

Whenever full dividends have been paid on the Shares and any non-cumulative voting parity stock for at least one year and all dividends on any cumulative voting parity stock have been paid in full, then the right of the holders of Shares to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of these voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods), the terms of office of all Preferred Stock Directors will immediately terminate and the number of directors constituting our board of directors will be reduced accordingly.

As used in this prospectus supplement, “voting parity stock” means any and all series of dividend parity stock having voting rights to elect directors upon the non-payment of dividends equivalent to those described above.

Under regulations adopted by the Federal Reserve, if the holders of any series of preferred stock are or become entitled to vote for the election of directors, such series will be deemed a class of voting securities for purposes of the BHC Act and any company holding 25% or more of such series, or any company that otherwise exercises a “controlling influence” over us, will be subject to regulation as a bank holding company under the BHC Act. In addition, at the time the series is deemed a class of voting securities for purposes of the BHC Act, any other bank holding company will be required to obtain the prior approval of the Federal Reserve under the BHC Act to acquire or retain more than 5% of that series. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that series.

Other Voting Rights

So long as any Shares remain outstanding, the affirmative vote of the holders of at least two-thirds of the Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), will be required to:

•

authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up, or reclassify any authorized shares of capital stock into Shares; or

•

amend, alter or repeal the provisions of our articles of incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Shares or the holders thereof;

provided, however, that with respect to the occurrence of any event set forth in the second bullet point above, so long as any Shares remain outstanding with the terms thereof materially unchanged or new shares of the surviving corporation or entity are issued with the same terms as the Shares, in each case taking into account that upon the occurrence of this event we may not be the surviving entity, the occurrence of any such event shall not be deemed to materially and adversely affect any right, preference, privilege or voting power of the Shares or the holders thereof, and provided, further, that any increase in the amount of our authorized common stock or preferred stock or the creation or issuance of any other series of common stock or other equity securities ranking on a parity with or junior to the Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up and any change to the number of directors or number of classes of directors shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

Under Georgia law, the vote of the holders of a majority of the outstanding Shares, voting as a separate voting group, is required for:

•	certain amendments to the articles of incorporation impacting the Shares;

•	the approval of any dividend payable in Shares to holders of shares of another class or series of our stock; or

•	the approval of any proposed share exchange that includes the Shares.

In addition, holders of the Shares will be able to vote together with the holders of all shares of common stock and other preferred stock entitled to vote, voting as a single group, on the approval of a plan of merger if the plan of merger contains a provision that, if contained in a proposed amendment to the articles of incorporation, would require action on the proposed amendment. Further, in the case of any merger where we are the surviving corporation, the right of holders of the Shares to vote separately as a group on a plan of merger does not apply if:

•	the articles of incorporation of the surviving corporation will not differ from our articles of incorporation as then in effect;

•

each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitation, and relative rights, immediately after the merger; and

•

the number and kind of shares outstanding immediately after the merger, plus the number and kind of shares issuable as a result of the merger and by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed the total number and kind of shares of the surviving corporation authorized by its articles of incorporation immediately after the merger.

Each holder of Shares will have one vote per Share on any matter on which holders of Shares are entitled to vote, including any action by written consent.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required, all outstanding Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of Shares to effect the redemption.

Registrar, Transfer Agent and Paying Agent

Computershare Trust Company, N.A. will act as registrar, transfer agent and paying agent for the Shares.

Registration of transfers of Shares will be effected without charge by or on behalf of SunTrust, but upon payment in respect of any tax or other governmental charges which may be imposed in relation to it.

The registrar, transfer agent and paying agent will not be required to register or cause to be registered any transfer of Shares after they have been called for redemption.

Calculation Agent

U.S. Bank National Association will be the calculation agent for the Shares.

Other Preferred Stock

Our articles of incorporation authorize our board of directors to provide for the issuance of preferred stock in one or more series, without shareholder action. Our board of directors is authorized to fix the designation, powers, preferences and rights, and the qualifications, limitations and restrictions of the shares of each series of preferred stock we issue. For each series of preferred stock, the board is permitted to specify the designation of each series and the number of shares in the series; the rate of dividends payable on the series; the timing of the dividend payments and the date from which dividends accumulate; whether the shares of the series can be redeemed and, if applicable, the terms and conditions for redemption; the liquidation preference and amount for the series; any conversion rights and, if applicable, the terms and conditions for conversion; and the voting rights, if any, for the series.

Series A Preferred Stock. We have issued depositary shares representing ownership interests in 5,000 shares of Perpetual Preferred Stock, Series A, with a $100,000 liquidation preference per share. The Series A Preferred Stock is not convertible into our common stock or any other class or series of our securities and will not be subject to any sinking fund or other similar obligation for their repurchase or retirement. Dividends on the Series A Preferred Stock, if declared, will accrue and be payable quarterly at a rate per annum equal to the greater of three-month LIBOR plus 0.53%, or 4.00%. Dividends on the shares are non-cumulative. Shares of the Series A Preferred Stock have priority over our common stock with regard to the payment of dividends. The Series A Preferred Stock is redeemable at our option at a redemption price equal to $100,000 per share, plus any declared and unpaid dividends. The Series A Preferred Stock does not have any voting rights other than with respect to certain limited matters, including the right (together with all other holders of preferred stock) to elect two directors if we fail to pay six quarterly dividends, the right to vote on matters that could adversely affect the holders of the Series A Preferred Stock and on certain other matters to the extent required by law.

Series B Preferred Stock. In connection with the issuance of preferred purchase securities by one of our wholly owned trust subsidiaries, we designated a series of preferred stock, consisting of 5,010 designated shares of Perpetual Preferred Stock, Series B, with a $100,000 liquidation preference per share. 1,025 shares of the Series B Preferred Stock were issued on December 15, 2011 pursuant to stock purchase contracts to our wholly owned trust subsidiary. The Series B Preferred Stock is not convertible into our common stock or any other class or series of our securities and is not subject to any sinking fund or any other similar obligation for its repurchase or retirement. Dividends on the Series B Preferred Stock, if such dividends are declared, will accrue and be payable quarterly. These dividends will be calculated at a rate per annum that will be reset quarterly and will equal the greater of (i) three-month LIBOR for the applicable dividend period plus 0.645% and (ii) 4.00%. Dividends on the shares are non-cumulative. Shares of the Series B Preferred Stock will have priority over our common stock with regard to the payment of dividends. Each share of the Series B Preferred Stock is redeemable at our option at a redemption price equal to $100,000, plus an amount equal to any declared and unpaid dividends. The Series B Preferred Stock does not have any voting rights other than with respect to certain limited matters, including the right (together with all other holders of preferred stock) to elect two directors if we fail to pay six quarterly dividends, the right to vote on matters that could adversely affect the holders of the Series B Preferred Stock and on certain other matters to the extent required by law.

Series C Preferred Stock and Series D Preferred Stock. As part of the Capital Purchase Program established by the United States Treasury, we entered into separate purchase agreements with the United States Treasury pursuant to which we issued and sold to the United States Treasury 35,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series C, having a liquidation preference of $100,000 per share, or Series C Preferred Stock, and 13,500 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series D, having a liquidation preference of $100,000 per share, or Series D Preferred Stock. We issued to the United States Treasury in connection with each of the Series C Preferred Stock transaction and the Series D Preferred Stock transaction a ten-year warrant relating to the purchase of up to 11,891,280 shares of our common stock at an initial exercise price of $44.15 per share and the purchase of up to 6,008,902 shares of our common stock at an initial exercise price of $33.70 per share (the “Series A Warrants”), respectively. On March 30, 2011, we repurchased all of the Series C Preferred Stock and Series D Preferred Stock. On September 28, 2011, we purchased and retired Series A Warrants to purchase approximately 4 million shares of our common stock.

Series E Preferred Stock. We have issued depositary shares representing ownership interests in 4,500 shares of Perpetual Preferred Stock, Series E, with a $100,000 liquidation preference per share. The Series E Preferred Stock is not convertible into our common stock or any other class or series of our securities and will not be subject to any sinking fund or other similar obligation for their repurchase or retirement. Dividends on the Series E Preferred Stock, if declared, will accrue and be payable quarterly at a rate per annum equal to 5.875%. Dividends on the shares are non-cumulative. Shares of the Series E Preferred Stock have priority over our common stock with regard to the payment of dividends. The Series E Preferred Stock is redeemable at our option at a redemption price equal to $100,000 per share, plus any declared and unpaid dividends. The Series E Preferred Stock does not have any voting rights other than with respect to certain limited matters, including the right (together with all other holders of preferred stock) to elect two directors if we fail to pay six quarterly dividends, the right to vote on matters that could adversely affect the holders of the Series E Preferred Stock and on certain other matters to the extent required by law.

DESCRIPTION OF THE DEPOSITARY SHARES

Please note that in this prospectus supplement, references to “holders” of depositary shares mean those who own depositary shares registered in their own names, on the books that we or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through DTC.

The following is a brief description of the terms of the depositary shares representing the Shares, which does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our restated articles of incorporation, as amended, including our articles of amendment with respect to the Shares, copies of which are available upon request from us.

General

We are issuing fractional interests in Shares in the form of depositary shares. Each depositary share will represent a 1/100th ownership interest in one Share, and will be evidenced by a depositary receipt. The Shares represented by depositary shares will be deposited under a deposit agreement among us, U.S. Bank National Association, as the depositary, and the holders from time to time of the depositary receipts evidencing the depositary shares. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a Share represented by that depositary share, to all the rights and preferences of the Shares represented thereby (including dividend, voting, redemption and liquidation rights).

Immediately following the issuance of the Shares, we will deposit the Shares with the depositary, which will then issue the depositary shares to the underwriters. Copies of the forms of deposit agreement and the depositary receipt may be obtained from us upon request and in the manner described in the accompanying prospectus.

Dividends and Other Distributions

The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Shares to the record holders of depositary shares relating to the underlying Shares in proportion to the number of depositary shares held by the holders. The depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they hold.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Shares.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Redemption of Depositary Shares

If we redeem the Shares represented by the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Shares held by the depositary. The redemption price per depositary share will be equal to 1/100th of the redemption price per share payable with respect to the Shares (or $1,000 per depositary share plus dividends as applicable). Whenever we redeem Shares held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the Shares so redeemed.

In case of any redemption of less than all of the outstanding depositary shares, the depositary shares to be redeemed will be selected by the depositary pro rata or in any other manner determined by the depositary to be equitable. In any such case, we will redeem depositary shares only in increments of 100 depositary shares and any integral multiple thereof.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding, and all rights of the holders of those shares will cease, except the right to receive the amount payable and any other property to which the holders were entitled upon the redemption. To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the depositary. Any funds that we deposit with the depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date we deposit the funds.

Withdrawal of Series F Preferred Stock

Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole Shares and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary, paying any taxes, charges and fees provided for in the deposit agreement and complying with any other requirement of the deposit agreement. Holders of depositary shares making these withdrawals will be entitled to receive whole Shares, but holders of whole Shares will not be entitled to deposit those Shares under the deposit agreement or to receive depositary receipts for those Shares after withdrawal. If the depositary shares surrendered by the holder in connection with withdrawal exceed the number of depositary shares that represent the number of whole Shares to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Voting the Shares

When the depositary receives notice of any meeting at which the holders of the Shares are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the Shares. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Shares, may instruct the depositary to vote the amount of the Shares represented by the holder’s depositary shares. To the extent possible, the depositary will vote the amount of the Shares represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Shares, it will vote all depositary shares of that series held by it proportionately with instructions received.

Amendment and Termination of the Deposit Agreement

We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time and from time to time by agreement with the depositary. However, any amendment that imposes additional charges or materially and adversely alters any substantial existing right of the holders of depositary shares will not be effective unless the holders of at least a majority or, in the case of amendments relating to or affecting rights to receive dividends or distributions or voting or redemption rights, two-thirds of the holders of the affected depositary shares then outstanding approve the amendment. We will make no amendment that impairs the right of any holder of depositary shares, as described above under “—Withdrawal of Preferred Stock”, to receive Shares and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law. Holders who retain or acquire their depositary receipts after an amendment becomes effective will be deemed to have agreed to the amendment and will be bound by the amended deposit agreement.

The deposit agreement will automatically terminate if:

•	all outstanding depositary shares have been redeemed; or

•	a final distribution in respect of the Shares has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding-up of SunTrust.

We may terminate the deposit agreement at any time, and the depositary will give notice of that termination to the recordholders of all outstanding depositary receipts not less than 30 days before the termination date. In that event, the depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary receipts evidencing the depositary shares, the number of whole or fractional Shares as are represented by those depositary shares.

Charges of Depositary; Taxes and Other Governmental Charges

We will pay the fees, charges and expenses of the depositary provided in the deposit agreement to be payable by us. Holders of depositary receipts will pay any taxes and governmental charges and any charges provided in the deposit agreement to be payable by them, including a fee for the withdrawal of Shares upon surrender of depositary receipts. If the depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of a depositary receipt or other person, that holder or other person will be liable for those fees, charges and expenses.

Resignation and Removal of Depositary

The depositary may resign at any time by giving us notice, and we may remove or replace the depositary at any time.

Reports to Holders

We will deliver all required reports and communications to holders of the Shares to the depositary. It will forward those reports and communications to the holders of depositary shares.

Limitation on Liability of the Depositary

The depositary will not be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of the depositary under the deposit agreement will be limited to performance in good faith of its duties under the agreement, and it will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or Shares unless satisfactory and reasonable protection from expenses and liability is furnished. This is called an indemnity. The depositary may rely upon written advice of counsel or accountants, upon information provided by holders of depositary receipts or other persons believed to be competent and upon documents believed to be genuine.

BOOK-ENTRY, DELIVERY AND FORM OF DEPOSITARY SHARES

The Shares will be issued in registered form to the depositary. The depositary shares will be issued in book-entry form through DTC. DTC will act as securities depositary for the depositary shares. The depositary shares will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. The depositary shares will be accepted for clearance by DTC. Beneficial interests in the global securities will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants. Owners of beneficial interests in the depositary shares will receive all payments relating to their depositary shares in U.S. dollars. One or more fully registered global security certificates, representing the total aggregate number of depositary shares, will be issued and will be deposited with DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the depositary shares, so long as the depositary shares are represented by global security certificates.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants, and it facilitates the settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to DTC’s system is also available to others such as both U.S. and non-U.S. securities brokers and dealers (including agents), banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC.

Purchases of depositary shares under the DTC system must be made by or through direct participants, which will receive a credit for the depositary shares on DTC’s records. The ownership interest of each beneficial owner of depositary shares will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the depositary to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of depositary shares other than DTC or its nominees will not be recognized by the depositary as registered holders of the depositary shares entitled to the rights of holders thereof. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

To facilitate subsequent transfers, all depositary shares deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of depositary shares with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the depositary shares; DTC’s records reflect only the identity of the direct participants to whose accounts the depositary shares are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of redemption notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. If less than all of the depositary shares are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to depositary shares unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts depositary shares are credited on the record date (identified in a listing attached to the omnibus proxy).

DTC may discontinue providing its services as securities depository with respect to the depositary shares at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, in the event that a successor securities depository is not obtained, certificates for the depositary shares are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates for the depositary shares will be printed and delivered to DTC.

As long as DTC or its nominee is the registered owner of the global security certificates, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all depositary shares represented by these certificates for all purposes under the instruments governing the rights and obligations of holders of depositary shares. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have such global security certificates or the depositary shares represented by these certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in global security certificates; and

•

will not be considered to be owners or holders of the global security certificates or the depositary shares represented by these certificates for any purpose under the instruments governing the rights and obligations of holders of depositary shares.

All redemption proceeds, distributions and dividend payments on the depositary shares represented by the global security certificates and all transfers and deliveries of depositary shares will be made to DTC or its nominee, as the case may be, as the registered holder of the depositary shares. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the depositary, the issuer or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Euroclear and Clearstream will hold interests in the global security certificates on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in their respective names on the books of DTC. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in global security certificates, including those held through Euroclear and Clearstream, may be subject to various policies and procedures adopted by DTC from time to time. Neither we nor any agent for us will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

Crossmarket transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant U.S. global security certificates in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Because of time-zone differences, credits of depositary shares received in Clearstream and Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions in the depositary shares settled during such processing will be reported to the relevant Euroclear participant or Clearstream participant on that business day. Cash received in Clearstream or Euroclear as a result of sales of depositary shares by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfer of interests in the global security certificates among participants, DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC or its direct or indirect participants under the rules and procedures governing DTC.

Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of depositary shares to pledge the depositary shares to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the depositary shares.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the depositary agreement or our restated articles of incorporation only at the direction of one or more participants to whose accounts with DTC the depositary shares are credited.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof.

UNITED STATES FEDERAL TAX CONSEQUENCES TO

HOLDERS OF DEPOSITARY SHARES

The following is a summary of the material U.S. federal income tax consequences relating to the purchase, ownership and disposition of depositary shares, each representing a 1/100th ownership interest in a share of Series F Preferred Stock. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as currently in effect and all of which are subject to change, possibly retroactively, and to different interpretations. In addition, this section is based in part upon the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms. This summary does not address all of the U.S. federal income tax consequences that may be relevant to a particular investor, and does not address any aspect of state, local, non-U.S. or other U.S. federal tax consequences. This summary addresses only depositary shares held as capital assets within the meaning of the Code and does not address U.S. federal income tax consequences applicable to investors that are subject to special tax rules, such as:

•	securities dealers or brokers, or traders in securities electing mark-to-market treatment;

•	banks, thrifts, or other financial institutions;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	tax-exempt organizations;

•

persons holding depositary shares as part of a “straddle,” “hedge,” “synthetic security” or “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment;

•	partnerships or other pass-through entities;

•	persons that purchase or sell depositary shares as part of a wash-sale for tax purposes;

•	persons subject to the alternative minimum tax;

•	certain former citizens or residents of the United States;

•	a “passive foreign investment company” or a “controlled foreign corporation” for U.S. federal income tax purposes; or

•	“U.S. Holders” (as defined below) whose functional currency is not the U.S. dollar.

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of depositary shares that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or any other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (A) a United States court has the authority to exercise primary supervision over the administration of the trust and one or more United States persons (as defined under the Code) are authorized to control all substantial decisions of the trust or (B) it has a valid election in place to be treated as a United States person. The term “Non-U.S. Holder” means a beneficial owner of depositary shares that is not a U.S. Holder and that is not a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds depositary shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding depositary shares, you should consult your own tax advisor.

If you are considering the purchase of depositary shares, you should consult your own tax advisor concerning the particular U.S. federal income tax consequences to you of an investment in depositary shares, as well as the consequences to you arising under the laws of any other taxing jurisdiction, including any state, local or non-U.S. income tax consequences.

General

Beneficial owners of depositary shares will be treated as owning the underlying Series F Preferred Stock for U.S. federal income tax purposes.

U.S. Holders

Distributions

Distributions paid by us with respect to depositary shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. If the amount of a distribution with respect to depositary shares exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in depositary shares, and thereafter as capital gain. We expect for the foreseeable future to have sufficient earnings and profits for all distributions on the depositary shares to qualify as dividends for U.S. federal income tax purposes.

Subject to certain exceptions for short-term and hedged positions, dividends paid to certain non-corporate U.S. Holders (including individuals) are subject to a maximum federal income tax rate of 20%. Subject to exceptions for short-term and hedged positions, dividends paid to corporate U.S. Holders of depositary shares will be eligible for the dividends-received deduction.

Any dividend that exceeds certain thresholds in relation to your tax basis in your depositary shares could be characterized as an “extraordinary dividend” under the Code. If you are a corporation, you have held the stock for two years or less before the dividend announcement date, and you receive an extraordinary dividend, generally you will be required to reduce your tax basis in your depositary shares with respect to which such dividend was made by the non-taxed portion of such dividend. If the amount of the reduction exceeds your tax basis in such depositary shares, the excess is treated as taxable gain.

Sale, Exchange or Redemption

Subject to the discussion below regarding certain redemptions, a U.S. Holder will recognize capital gain or loss upon the sale, exchange, redemption or other taxable disposition (each, a “disposition”) of depositary shares in an amount equal to the difference between the amount realized on the disposition and the holder’s adjusted tax basis in depositary shares at the time of the disposition. Capital gain, if any, recognized by a U.S. Holder will be long-term capital gain if the U.S. Holder’s holding period for the depositary shares exceeded one year at the time of the disposition. In the case of non-corporate U.S. Holders, long-term capital gains generally are subject to federal income tax at reduced rates. The deductibility of capital losses is subject to limitations.

Under certain circumstances, an amount paid to a U.S. Holder of depositary shares in connection with a redemption of Series F Preferred Stock may be treated as a distribution (taxed in the manner described under “—Distributions” above) as opposed to an amount realized on the disposition of depositary shares, if immediately following the redemption the U.S. Holder owns directly or indirectly

(taking into account applicable constructive ownership rules) shares of any class of our stock. U.S. Holders that own (or are deemed to own) shares of any class of our stock should consult their own tax advisors regarding the consequences to them of receiving a payment on depositary shares in connection with a redemption of Series F Preferred Stock.

Additional Tax on Net Investment Income

Section 1411 of the Code imposes an additional 3.8% tax on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from dividends and net gain from the disposition of property, including the depositary shares, unless such income or gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive trading activities). You should consult your tax advisor with respect to this additional tax.

Information Reporting and Backup Withholding

In general, a U.S. Holder (other than a corporation or other exempt holder) will be subject to information reporting requirements with respect to dividends and other taxable distributions, and the proceeds from a sale, redemption or other disposition of depositary shares. In addition, a U.S. Holder will be subject to backup withholding on such amounts if the U.S. Holder (i) fails to provide an accurate taxpayer identification number to the payor; (ii) has been notified by the Internal Revenue Service that it has failed to report all interest or dividends required to be shown on its U.S. federal income tax returns; or (iii) in certain circumstances, fails to comply with applicable certification requirements.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service on a timely basis.

Non-U.S. Holders

Distributions

Except as described below, dividends paid to a Non-U.S. Holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. In order to claim the benefits of an applicable income tax treaty, a Non-U.S. Holder generally will be required to provide a properly completed Internal Revenue Service Form W-8BEN or W-8BEN-E and make certain certifications, under penalty of perjury, to establish its status as a non-U.S. person and its entitlement to treaty benefits. Non-U.S. Holders eligible for a reduced rate of United States withholding tax under an applicable income tax treaty may obtain a refund of any amounts withheld in excess of that rate by filing a timely refund claim with the Internal Revenue Service.

Dividends paid to a Non-U.S. Holder that are “effectively connected” with the holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the holder in the United States) generally are exempt from the 30% United States withholding tax, provided the holder complies with applicable certification requirements (for example, by providing the payor with a properly completed Form W-8ECI). Instead, such dividends will be subject to U.S. federal income tax in the same manner as if the Non-U.S. Holder were a U.S. Holder, as described above. Corporate Non-U.S. Holders may also be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on effectively connected dividends received with respect to depositary shares.

Sale, Exchange or Redemption

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a disposition of depositary shares unless (i) the gain is effectively connected with the holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the holder in the United States); (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are satisfied; or (iii) we are or have been a United States real property holding corporation for U.S. federal income tax purposes and certain other conditions are satisfied. We have not been, are not and do not anticipate becoming a United States real property holding corporation for U.S. federal income tax purposes.

Gain from the disposition of depositary shares by a Non-U.S. Holder that is treated as effectively connected with the holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the holder in the United States) generally will be subject to U.S. federal income tax in the same manner as if the holder were a U.S. Holder, as described above. Corporate Non-U.S. Holders may also be subject to the branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on effectively connected gain. As discussed above under “—U.S. Holders—Sale, Exchange or Redemption,” an amount paid to a holder of depositary shares in connection with a redemption of Series F Preferred Stock may under certain circumstances be treated as a distribution. In that case, the payment would be subject to the rules for distributions described above.

U.S. Federal Estate Tax

Preferred stock held by a Non-U.S. Holder at the time of death will be included in the holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Dividends paid to a Non-U.S. Holder on depositary shares generally will be subject to information reporting requirements. Copies of the information returns reporting such dividends and any withholding thereon may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty. In addition, such dividends generally will be subject to backup withholding unless the Non-U.S. Holder certifies under penalty of perjury that it is not a United States person (and the payor does not have actual knowledge or reason to know that such holder is a United States person), or the holder otherwise establishes an exemption from backup withholding. Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of depositary shares that is effected within the United States or conducted through certain United States-related financial intermediaries, unless the Non-U.S. Holder certifies its non-U.S. status under penalty of perjury (and the payor does not have actual knowledge or reason to know that the holder is a United States person), or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service on a timely basis.

Additional Withholding Requirements Under FATCA

Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”) generally will impose a 30% withholding tax on (i) dividends paid on depositary shares and (ii) gross proceeds from the sale or other disposition of depositary shares after December 31, 2016, in each case if the shares are held by or through:

•

certain foreign financial institutions (including investment funds), unless the institution otherwise qualifies for an exemption or enters into an agreement with the U.S. Treasury (i) to collect and report, on an annual basis, information with respect to accounts in the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons, and (ii) to withhold on certain payments; or

•

a non-financial non-U.S. entity, unless the entity (i) either certifies to the applicable withholding agent or the IRS that the entity does not have any “substantial United States owners” or provides certain information regarding the entity’s “substantial United States owners” or (ii) otherwise establishes an exemption from such withholding tax.

The rules described above may be modified by an intergovernmental agreement entered into between the United States and an applicable foreign country, or by future Treasury regulations or other guidance. Non-U.S. holders are encouraged to consult their tax advisors regarding the possible implications of these rules on their investment in depositary shares.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the depositary shares. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit a Plan, as well as individual retirement accounts, Keogh plans and other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax under the Code or penalties or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S or other laws (“Similar Laws”).

The acquisition of the depositary shares by a Plan or any entity whose underlying assets include “plan assets” by reason of a Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which SunTrust or any of its affiliates is or becomes a party in interest or disqualified person may result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code, unless the depositary shares are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase of the depositary shares. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of the depositary shares, provided that neither the issuer of the depositary shares nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser of the depositary shares or any interest therein will be deemed to have represented by its purchase of the depositary shares or any interest therein that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the depositary shares on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase of the depositary shares will not constitute a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws. Any person making the decision to invest in the depositary shares on behalf of a Plan or Plan Asset Entity will, by purchasing the depositary shares, be deemed to have also represented that (1) the purchaser will pay no more than adequate consideration in connection with the purchase of the depositary shares, (2) neither SunTrust nor any of its affiliates is a “fiduciary” (within the meaning of ERISA or any Similar Laws) with respect to the purchaser in connection with the purchaser’s acquisition of or investment in the depositary shares and (3) no advice provided by SunTrust or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the purchase of the depositary shares.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the depositary shares on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase under Similar Laws, as applicable. Purchasers of the depositary shares have exclusive responsibility for ensuring that their purchase of the depositary shares does not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any depositary shares to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

UNDERWRITING (CONFLICTS OF INTEREST)

We are offering the depositary shares described in this prospectus supplement through a number of underwriters. We have entered into an underwriting agreement with the underwriters listed below for whom Goldman, Sachs & Co., Morgan Stanley & Co. LLC and SunTrust Robinson Humphrey, Inc. are acting as representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of depositary shares listed next to its name below:

Underwriter	Number of Depositary Shares
Goldman, Sachs & Co.
Morgan Stanley & Co. LLC
SunTrust Robinson Humphrey, Inc.
Total

The underwriters are committed to take and pay for all of the depositary shares being offered, if any are taken. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated. The offering of the depositary shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters propose to offer the depositary shares directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $         per depositary share sold to institutional investors and $         per depositary share sold to retail investors. Any such dealers may resell depositary shares to certain other brokers or dealers at a discount of up to $         per depositary share from the initial public offering price per depositary share sold to retail investors. After the initial public offering of the depositary shares, the offering price and other selling terms may be changed by the underwriters. Sales of depositary shares made outside of the U.S. may be made by affiliates of the underwriters.

Prior to this offering, there has been no public market for the depositary shares being offered. We do not expect that there will be any separate public trading market for the shares of the Series F Preferred Stock except as represented by the depositary shares. We do not expect that there will be any separate public trading market for the shares of Series F Preferred Stock except as represented by the depositary shares.

The underwriting fee is equal to the public offering price per depositary share less the amount paid by the underwriters to us per depositary share. The following table shows the per depositary share and total underwriting discounts and commissions to be paid to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional depositary shares.

Per depositary share	$
Total	$

In connection with the offering, the underwriters may purchase and sell depositary shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of depositary shares than they are required to purchase in the offering. The underwriters must close out any short position by purchasing depositary shares in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the depositary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of depositary shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased depositary shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or lessening a decline in the market price of the depositary shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the depositary shares. As a result, the price of the depositary shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time.

We have agreed with the underwriters not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, any of our securities substantially similar to the Series F Preferred Stock or the related depositary shares, including any options or warrants to purchase shares of the Series F Preferred Stock or securities convertible into or exchangeable for shares of the Series F Preferred Stock, during the period from the date of this prospectus supplement continuing through the date 30 days after the date of this prospectus supplement, except with the prior written consent of the representatives.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $            .

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities or instruments of the issuer. Such investment and securities activities may have involved, and in the future may involve, our securities and instruments. If any of the underwriters or their affiliates has a lending relationship with SunTrust, certain of those underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), including each Relevant Member State that has implemented the 2010 PD Amending Directive with regard to persons to whom an offer of securities is addressed and the denomination per unit of the offer of securities (each, an “Early Implementing Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of depositary shares will be made to the public in that Relevant Member State (other than offers (the “Permitted Public Offers”) where a prospectus will be published in relation to the depositary shares that has been approved by the competent authority in a Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive), except that with effect from and including that Relevant Implementation Date, offers of depositary shares may be made to the public in that Relevant Member State at any time:

A.	to “qualified investors” as defined in the Prospectus Directive, including:

(a)	(in the case of Relevant Member States other than Early Implementing Member States), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43.0 million and (iii) an annual turnover of more than €50.0 million as shown in its last annual or consolidated accounts; or

(b)	in the case of Early Implementing Member States), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or

B.	to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), as permitted in the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of depositary shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any depositary shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor,” and (B) in the case of any depositary shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the depositary shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale. In the case of any depositary shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the depositary shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any depositary shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any depositary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of any depositary shares to be offered so as to enable an investor to decide to purchase any depositary shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, in the case of Early Implementing Member States) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Investors in the United Kingdom

Each of the underwriters severally represents, warrants and agrees as follows:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling with Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

(b)	it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the depositary shares in, from or otherwise involving the United Kingdom.

Japan

The depositary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any depositary shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Hong Kong

The depositary shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the

Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the depositary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to depositary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the depositary shares may not be circulated or distributed, nor may the depositary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275 (1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the depositary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust will not be transferable for six months after that corporation or that trust has acquired the depositary shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Conflicts of Interest

SunTrust Robinson Humphrey, Inc., our subsidiary, is participating in this offering of depositary shares as an underwriter. Accordingly, this offering is being conducted in compliance with the provisions of FINRA Rule 5121. SunTrust Robinson Humphrey, Inc. is not permitted to sell the depositary shares in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the customer to which the account relates.

In the future, SunTrust Robinson Humphrey, Inc. or our other affiliates may repurchase and resell the depositary shares in market-making transactions, with resales being made at prices related to prevailing market prices at the time of the resale or at negotiated prices.

VALIDITY OF SHARES

The validity of the Shares and the depositary shares offered hereby will be passed upon for us by King & Spalding LLP, Atlanta, Georgia and for the underwriters by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP will rely as to matters of Georgia law upon the opinions of King & Spalding LLP and Raymond D. Fortin, Esq., Corporate Executive Vice President, General Counsel and Corporate Secretary of SunTrust. As of October 14, 2014, Mr. Fortin beneficially owned 411,055 shares of our common stock inclusive of options to purchase 366,826 shares of our common stock, which he is deemed to beneficially own in accordance with Rule 13d-3, and inclusive of 6,945 restricted stock units which remain subject to forfeiture until vested. Sullivan & Cromwell LLP regularly performs legal services for SunTrust and its affiliates.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 and the effectiveness of our internal control over financial reporting as of December 31, 2013, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PROSPECTUS

SunTrust Banks, Inc.

Senior Debt Securities

Subordinated Debt Securities

Purchase Contracts

Units

Warrants

Depositary Shares

Preferred Stock

Common Stock

The securities listed above may be offered and sold by us and/or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

These securities will be our equity securities or unsecured obligations, will not be savings accounts, deposits or other obligations of any bank or savings association, and will not be insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 23, 2012

Unless the context requires otherwise, references to “we,” “us,” “our” or similar terms are to SunTrust Banks, Inc. and its subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration statement, we may sell, either separately or together, senior debt securities, subordinated debt securities, purchase contracts, units, warrants, preferred stock, depositary shares representing interests in preferred stock, and common stock in one or more offerings.

Each time we sell securities, we will provide a prospectus supplement, pricing supplement, index supplement, product supplement and/or other type of offering document or supplement (together referred to herein as a “prospectus supplement”) that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC web site at http://www.sec.gov. To receive copies of public records not posted to the SEC’s web site at prescribed rates, you may complete an online form at http://www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call 212-656-3000.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other

1

than, in each case, information that is deemed not to have been filed in accordance with SEC rules), until we sell all the securities offered by this prospectus:

•	All reports filed by SunTrust pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2011;

•

the description of SunTrust’s Perpetual Preferred Stock, Series A, no par value and $100,000 liquidation preference per share, contained in our Registration Statement on Form 8-A, under Section 12(b) of the Exchange Act, filed September 12, 2006, including any amendment or report filed for the purpose of updating such description; and

•

the description of SunTrust’s common stock, $1.00 par value per share, contained in our Registration Statement on Form 8-A, under Section 12(b) of the Exchange Act, filed March 5, 2003, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing or calling us at the following address:

SunTrust Banks, Inc.

303 Peachtree Street, NE

Atlanta, Georgia 30308

Telephone: 404-658-4879

Attn: Corporate Secretary

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, some legal matters will be passed upon for us by our counsel, King & Spalding LLP. Any underwriters will be represented by their own legal counsel.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Current Report on Form 8-K dated August 1, 2012 for the year ended December 31, 2011, and the effectiveness of our internal control over financial reporting as of December 31, 2011 included in our Annual Report on Form 10-K, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements as of December 31, 2011 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on the authority of such firm as experts in accounting and auditing.

2

SunTrust Banks, Inc.

                Depositary Shares

Each Representing a 1/100th

Interest in a Share of

Perpetual Preferred Stock, Series F

Goldman, Sachs & Co.	Morgan Stanley	SunTrust Robinson Humphrey